           [LETTERHEAD OF RIGGS NATIONAL CORPORATION APPEARS HERE]


For Immediate Release, Monday, May 9, 1994

     Riggs National Corporation today reported that Paul M. Homan has decided to end his association with the Riggs organization. His helping to return Riggs to firmer financial footing is consistent with his prior achievements in the banking industry.

     In ending his association with Riggs, Mr. Homan has resigned as president, chief executive officer and a director of the company's principal banking subsidiary, The Riggs National Bank of Washington, D.C., and as a director and vice chairman of the parent company.

     Joe L. Allbritton, chairman and chief executive officer of Riggs National Corporation, said, "Riggs is achieving substantial progress in positioning itself for long-term profitable growth. We have developed and are implementing a three-year capital plan, have greatly improved credit quality, and have put in place highly skilled managers throughout the organization. The effects of this progress are reflected in Riggs's return to profitability over the last three quarters and the highest capital ratios in our history.

     "We are grateful for Paul Homan's contribution, and his departure is wholly voluntary. He joined our organization nearly a year ago with a reputation for expertise in rebuilding the financial strength of banking organizations. He has met our expectations in this regard. Our focus now is on using our enhanced capabilities to take advantage of Riggs's position in the Washington, D.C., marketplace and to move forward as a supercommunity bank."

     Mr. Allbritton will assume, on an interim basis, the responsibilities of president and chief executive officer of Riggs-Washington. The search committee of the board of directors will meet on Wednesday to begin the search for a permanent president and chief executive.

     In an unrelated matter, Riggs reported that George W. Grosz, executive vice president of Riggs's Financial Services Group, recently resigned to accept the position of president of another financial entity. Peter M. Welber, senior vice president and a Riggs banker for 21 years, will assume Mr. Grosz's responsibilities on an acting basis.

                                      -30-

For more information, contact:
James E. Day, Communications Director
202-835-5156